As filed with the Securities and Exchange Commission on November ___, 2007      Registration No.  333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AQUENTIUM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	11-2863244 (IRS Employer Identification No.)

19024 Ruppert Avenue

North Palm Springs, California 92258

(Address of principal executive offices)

Professional Marketing Fee and Additional Compensation

(Full title of the plan)

Mark T. Taggatz, President

19024 Ruppert Avenue, P.O. Box 580943, North Palm Springs, California 92258

Telephone:  (760) 329-4139

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock	100,000	$0.178(1)	$17,800	$0.55

(1)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the
Securities Act, based on the average of the bid and ask prices of the common stock as of October 31, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section
10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange
Commission (“SEC”) and is omitted from this registration statement in accordance with the explanatory note to Part
I of Form S-8 and Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed with the SEC by Aquentium, Inc. pursuant to the Securities Exchange Act of 1934 are, as of their respective dates, hereby incorporated by reference in this registration statement:

(i)

Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006, filed January 3,
2007; and

(ii)

Quarterly Report on Form 10-QSB for the interim period ended June 30, 2007, filed August 14,
2007;

(iii)

Current reports on Form 8-K dated September 27, 2007, filed October 9, 2007, and dated August
22, 2007, filed November 5, 2007;

(vi)

Description of the common stock, par value $0.005, contained in the registration statement on
Form 10 filed with the SEC on February 10, 1994

In addition, all documents that Aquentium subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 and
15(d) of the Securities Exchange Act of 1934 prior to the filing with the SEC of a post-effective amendment to this registration statement that (1) indicates that all shares of common stock registered on this registration statement have been sold or (2) affects the deregistration of the balance of such shares then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be part of this registration statement from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

Not required.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Aquentium is not aware of any expert or legal counsel named in this registration statement who will receive a direct or indirect substantial interest in Aquentium as a result of the Professional Marketing Fee and Additional
Compensation agreement.

ITEM 6.  INDEMNIFICATION OF  DIRECTORS AND OFFICERS

Article Eighth of our Certificate of Incorporation filed with the state of Delaware provides that no director shall be personally liable to the company or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for:

(i)   a breach of the directors duty of loyalty to the company and its shareholders,

(ii)   for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law,

(iii)   pursuant to Section 174 of the Delaware General Corporation Law, or

(iv)   for any transaction from which the director derived an improper personal benefit.

Section 145 of Delaware General Corporation Law provides that we must indemnify a present or former director or officer of  the corporation who is successful on the merits or otherwise in defense of any action or suit.  This indemnification shall include expenses, including attorneys’ fees actually or reasonably incurred.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Aquentium pursuant to the foregoing provisions, or otherwise, Aquentium has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Aquentium of expenses incurred or paid by a director, officer or controlling person of Aquentium in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Aquentium will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

None.

ITEM 8.  EXHIBITS

No.

Description

5.1

Opinion of Cindy Shy, P.C.

10.1

Professional Marketing Fee and Additional Compensation

23.1

Consent of George Brenner, CPA

23.2

Consent of Cindy Shy, P.C. (See exhibit 5.1)

ITEM 9.  UNDERTAKINGS

Aquentium hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   For determining any liability of Aquentium under the Securities Act to any purchaser in the initial distribution of the securities, Aquentium undertakes that in a primary offering of securities of Aquentium pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, then Aquentium will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of Aquentium relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of Aquentium or used or referred to by Aquentium;

(iii)   The portion of an other free writing prospectus relating to the offering containing material information about Aquentium or its securities provided by or on behalf of Aquentium; and

(iv)   Any communication that is an offer in the offering made by Aquentium to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Palm Springs, State of
California, on November 5, 2007.

Date: November 5, 2007	AQUENTIUM, INC. By: /s/ Mark T. Taggatz Mark T. Taggatz, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 5, 2007	/s/ Mark T. Taggatz Mark T. Taggatz Director, President, Chief Executive Officer, Principal Financial and Accounting Officer

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